EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Boards of Directors
STAT Healthcare, Inc.
     and
South Texas Acute Trauma Physicians, P.A.:

We consent to the use of our reports incorporated herein by reference on the consolidated financial statements of STAT Healthcare, Inc. and subsidiaries as of December 31, 1995 and 1994, and for the years then ended, and on the financial statements of South Texas Acute Trauma Physicians, P.A. as of August 31, 1994 and December 31, 1993, and for the eight months ended August 31, 1994 and the year ended December 31, 1993.

                                             /s/ KPMG PEAT MARWICK LLP
                                                 KPMG PEAT MARWICK LLP

Houston, Texas
September 25, 1996